Exhibit 10.22

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

EXECUTION COPY

AMENDMENT #2 TO THE PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This AMENDMENT #2 TO THE PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Amendment”) is entered into and made effective as of the 16th day of June 2010 (the “Amendment Date”) by and between Regulus Therapeutics Inc., a Delaware corporation having its principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008 (“Regulus”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). Regulus and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Regulus and GSK are parties to the Product Development and Commercialization Agreement dated April 17, 2008, as amended (the “Agreement”); and

WHEREAS, GSK and Regulus mutually desire to make certain amendments to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be hereby bound, do hereby agree as follows:

1.	[…***…]. Regulus and GSK acknowledge and agree that […***…] is a Collaboration Target in accordance with the terms of the Agreement.

2.	[…***…]. Through […***…] Regulus will reserve […***…] and […***…] for potential selection by GSK as a Collaboration Target.

3.	Target Exploration. Through […***…], Regulus will continue to search for and identify miRNAs as potential Collaboration Targets consistent with the Research Plan; provided, for clarity, after […***…] Regulus will perform this work on a nonexclusive basis.

4.

Immunology Field. Except as set forth in Section 7.3 or Article 12 of the Agreement, and notwithstanding the provisions of Section 7.1 or Section 7.2 of the Agreement, from the date of this letter amendment until […***…], Regulus will not work with (or for the benefit of or grant any license to) any Third Party outside the Agreement to identify, research, optimize, or otherwise Develop, Manufacture or Commercialize any (i) single-stranded oligonucleotide miRNA

1.

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Antagonist, miRNA Therapeutics or miRNA Compound, or (ii) biological or chemical compound of any kind operating through any modality whatsoever, in each case that is designed to interfere with or inhibit (i.e., is directed to or directed against) any miRNA (other than […***…]) that is primarily associated with, or is otherwise known in the published scientific literature to be associated with, or is deemed by the JSC as evidenced by final, mutually-approved JSC minutes to be associated with, the field of Immunology. “Immunology” means the scientific field concerning all aspects of the immune system in both healthy and disease states, including but not restricted to the response of an organism to antigenic challenge, inflammation, the ability to distinguish self-components from foreign antigens, and biological, serological, and physical chemical effects of immune phenomena.

5.	Exclusivity Periods. Except as set forth in Section 7.3 or Article 12 of the Agreement, and notwithstanding anything to the contrary in Section 7.1 or Section 7.2, during the period:

(i)	beginning […***…], the exclusivity covenants set forth in Section 7.1 and Section 7.2 of the Agreement will apply only to […***…], […***…] and any Collaboration Target(s);

(ii)	after […***…], the exclusivity covenants set forth in Section 7.1 and Section 7.2 of the Agreement will apply only to any Collaboration Target(s), and a mutually agreed (in writing between the Parties) limited hotlist of targets, that may be added to from time to time by mutual written agreement with miRNA targets resulting from the collaborative profiling effort as currently conducted by Regulus and GSK; and

(iii)	after […***…] the provisions of Paragraph 4 of this Amendment above shall no longer apply to modify or amend_Section 7.1 and/or Section 7.2 of the Agreement, and the exclusivity covenants set forth in Section 7.1 and Section 7.2 of the Agreement shall revert back to the provisions as they were as of the Effective Date of the Agreement, and will apply only to any Collaboration Target(s) in accordance with the terms of the Agreement.

6.	Selection of Targets. Notwithstanding anything to the contrary in Section 3.2 of the Agreement:

(i)	[…***….]

2.

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(ii)	beginning […***…], except for […***…] and […***…], GSK may select a particular miRNA as a new or replacement Collaboration Target only if mutually agreed by Regulus in writing. If Regulus rejects a particular miRNA, GSK may request another miRNA until GSK and Regulus mutually agree upon the miRNA that will become a Collaboration Target; and

(iii)	after […***…] through […***…], GSK may select a new […***…] Collaboration Target only if mutually agreed by Regulus in writing. If Regulus rejects a particular miRNA, GSK may request another miRNA until GSK and Regulus mutually agree upon the miRNA that will become a Collaboration Target.

(iv)	after […***…], and only if, on or before […***…] GSK has not selected a Collaboration Target to fill […***…], only if the identity of such newly selected Collaboration Target is mutually agreed by Regulus in writing. If GSK selects a new Collaboration Target under Section 6(iv) of this letter on or before the fifth anniversary of the Effective Date of the Agreement, GSK will be deemed to have exercised its Program Option for such Collaboration Target at the Candidate Selection Stage and the terms of the Agreement will apply accordingly, including the payment of milestones and royalties on such program at Table 1 Rates. If GSK selects a new Collaboration Target under Section 6(iv) of this letter after the fifth anniversary of the Effective Date of the Agreement, GSK and Regulus will negotiate in good faith the applicable licensing and financial terms for such program, it being understood and agreed by the Parties that Regulus’ technology will have advanced and therefore will be more valuable as of such date.

Capitalized terms not otherwise defined herein will have the meanings given in the Agreement. Except as otherwise expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

* * * *

3.

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IN WITNESS WEHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Date.

Regulus Therapeutics Inc.

By:	/s/ Kleanthis. G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos, Ph.D.
Title: President & CEO

Date: June 15, 2010

Glaxo Group Limited

By:	/s/ Paul Williamson

Name:	Paul Williamson
Authorised Signatory
For and on behalf of
Edinburgh Pharmaceutical Industries Limited
Title:	Corporate Director

Date:	June 18, 2010